Exhibit 99




Contacts:   Media:    James Mahoney                     Investor:   John Kahwaty
                      (617) 346-5472                              (617) 434-3650



                    FLEETBOSTON REPORTS RECORD NET INCOME OF
                         $957 MILLION OR $1.03 PER SHARE
                  OPERATING EPS OF $.87, UP 28% FROM PRIOR YEAR

     Boston, Massachusetts, April 13, 2000: FleetBoston Financial (FBF-NYSE) today reported record first quarter earnings of $957 million, or $1.03 per share, up 51% on an earnings per share basis from $661 million, or $.68 per share in the first quarter of 1999. Return on assets and return on equity for the quarter, on a reported basis, were 1.94% and 26.83%, respectively. The quarter included divestiture gains and merger-related expenses of $149 million (after-tax) related to the March 24 divestiture of approximately $4 billion of loans and deposits to Sovereign Bancorp and expenses related to the merger of BankBoston and Fleet. Excluding the impact of these items, operating net income was $808 million, or $.87 per share in the first quarter of 2000, up 28% on an earnings per share basis from $661 million, or $.68 per share, in the first quarter of 1999. Return on assets and return on equity for the quarter, on an operating basis, were 1.63% and 22.59%, respectively, compared with 1.44% and 18.92%, a year ago.

     Terry  Murray,   chairman  and  chief  executive   officer  of  FleetBoston
commented, "The merged company has outperformed all expectations. The results for this quarter are indicative of the growth and revenue generating capacity of our new company. Our diversified business mix extends far beyond traditional banking services and has provided us with the ability to capitalize on the strong growth occurring across the broad economic spectrum. We are also very pleased to report that our merger integration efforts remain on track. We are very enthused by the potential of our franchise and our focus remains on successfully completing the integration, and leveraging leadership positions in our existing businesses."

     Chad Gifford, president and chief operating officer said, "It has been a year since we announced the merger of Fleet and BankBoston. We couldn't be happier with how our two companies have come together. We had outstanding performances this quarter from both our traditional and capital markets-related businesses. We are cognizant of the dramatic changes that e-commerce is generating and are positioning this company to not only participate, but also profit from this growth sector of the economy. Currently, we are exploiting the competitive advantages that we enjoy in the emerging growth sector via Robertson Stephens and Principal Investing. On the investor side, we are also terrifically positioned at Quick & Reilly to benefit from the explosion in transaction volumes in the securities markets. We believe that these three businesses have significant embedded values and along with our other growth businesses are expected to generate considerable shareholder value in the future."

Strong Results from Both Traditional & Capital Markets Businesses

     Exceptional results were reported by a number of our traditional banking and capital markets businesses.

     Net income from Commercial and Retail Banking, which includes consumer and small business banking within the corporation's northeast footprint, middle market lending, asset based lending, leasing and other commercial banking services was $320 million in the first quarter, an increase of $40 million, or 14%, from the prior year. This increase was mainly driven by wider spreads on deposits, cost savings from merger integration activities and higher commercial loan volume. Net income from international operations improved $21 million, or 30%, to $90 million reflecting higher volumes of loans and deposits as well as wider spreads in Latin America. The Investment Services area, which includes the corporation's asset management businesses and Quick & Reilly, posted net income of $121 million in the first quarter, which represented a $40 million, or 49%, improvement over the prior year. Quick & Reilly, a full service discount brokerage company that also includes one of the largest New York Stock Exchange specialist and clearing businesses, recorded record revenues arising from sharply higher stock exchange-related volumes.

     Improvements in net income were also registered in the corporation's capital markets businesses. Robertson Stephens, the corporation's San Francisco-based investment banking operation that provides a variety of capital markets services, including equity underwriting, M&A advisory, and brokerage services, saw its net income increase to $119 million. The improvement was driven by significant increases in underwriting and advisory fees, as well as higher trading volumes. In addition, Principal Investing, a global business that invests in early and later stage companies operating in a variety of industries in the U.S. and abroad, posted net income of $153 million, a more than three-fold increase from the prior year.

First Quarter Consolidated Financial Highlights

     Total revenue, excluding the net gain from the divestitures to Sovereign, was $4.1 billion in the first quarter, up 26% from $3.2 billion in the prior year, as strong growth was generated throughout the franchise.

     Noninterest income on an operating basis was $2.4 billion in the first quarter, an increase of $798 million, or 51%, over the first quarter of 1999. This significant growth was mainly due to higher levels of capital markets and investment services revenue. Noninterest income as a percentage of total revenue grew to 58% in the current quarter from 48% in the prior year.

     Net interest income for the first quarter of 2000 was $1.7 billion, which represented a $42 million increase over the prior year. This increase was mainly driven by domestic and international loan growth. Net interest margin declined 17 basis points to 4.18% due, in part, to the impact of higher required levels of low yielding assets to accommodate Robertson Stephens' nearly 400% increase in revenue. Net interest margin improved 6 basis points from the fourth quarter of 1999 level.

     Noninterest expense, excluding the impact of the merger and related charges, was $2.4 billion during the quarter, a $477 million increase over the first quarter of 1999. This increase includes the impact of higher compensation expense directly attributable to higher levels of revenue, particularly from capital markets-related businesses. Partially offsetting this increase was a cumulative decline from cost savings achieved from merger integration activities of $65 million ($40 million this quarter), bringing the total amount of cost savings achieved to $260 million on an annualized basis.

     Nonperforming assets were $886 million, or .75% of total loans, at March 31, 2000, compared with $841 million, or .70% of loans, at December 31, 1999. Net charge-offs and the provision for credit losses were $275 million and $300 million, respectively, in the current quarter, compared with $245 million for both items in the fourth quarter of 1999. Net charge-offs and the provision for credit losses were $216 million and $219 million, respectively, in the first quarter of 1999. The reserve for credit losses was $2.5 billion at March 31, 2000, representing 2.11% of total loans and leases.

     Total assets at March 31, 2000 were $187.8 billion, compared with $190.7 billion at December 31, 1999 and $181.9 billion at March 31, 1999. Stockholders' equity amounted to $15.0 billion at March 31, 2000.

                              FLEETBOSTON FINANCIAL
                         CONSOLIDATED INCOME STATEMENTS
                                ($ IN MILLIONS)


                                                  Three Months Ended
                                                March 31,     March 31,
                                                  2000          1999
--------------------------------------------------------------------------------
Net interest income (FTE)                       $ 1,723      $ 1,681
Noninterest income:
       Capital markets revenue                    1,059          397
       Investment services revenue                  500          356
       Banking fees and commissions                 364          350
       Credit card revenue                          159          162
       Processing-related revenue                   156          154
       Other                                        118          139
--------------------------------------------------------------------------------
             Total noninterest income             2,356        1,558

Total Revenue                                     4,079        3,239
--------------------------------------------------------------------------------

Noninterest expense:
       Employee compensation and benefits         1,408        1,016
       Occupancy                                    142          139
       Equipment                                    126          130
       Intangible asset amortization                 88           86
       Other                                        648          564
--------------------------------------------------------------------------------
             Total noninterest expense            2,412        1,935
--------------------------------------------------------------------------------

 Provision for credit losses                       (300)        (219)
 Divestiture gain                                   366          --
 Integration charges                               (100)         --
--------------------------------------------------------------------------------
 Earnings before taxes                            1,633        1,085
 Income taxes and tax-equivalent adjustment         676          424
--------------------------------------------------------------------------------
 Net income - Reported                              957          661
 Divestiture gain, net of tax                      (209)         --
 Integration charges, net of tax                     60          --
--------------------------------------------------------------------------------
 Net income - Operating                         $   808      $   661
================================================================================



 Diluted earnings per share - operating         $   .87      $   .68
 Diluted earnings per share - reported             1.03          .68

                             FLEETBOSTON FINANCIAL
                          CONSOLIDATED BALANCE SHEETS
                                ($ IN MILLIONS)


================================================================================

                                              March 31, 2000   March 31, 1999
                                              --------------   --------------

--------------------------------------------------------------------------------
ASSETS:
Cash and equivalents                           $  12,078      $  12,625
Securities                                        23,083         24,894
Trading assets                                     8,020          4,856
Loans and leases                                 117,353        116,425
Reserve for credit losses                         (2,477)        (2,481)
Due from brokers/dealers                           4,252          2,726
Mortgages held for resale                            904          2,188
Other assets                                      24,601         20,640
--------------------------------------------------------------------------------
Total assets                                   $ 187,814      $ 181,873
--------------------------------------------------------------------------------


LIABILITIES:
Deposits                                       $ 109,201      $ 116,101
Short-term borrowings                             18,788         17,648
Due to brokers/dealers                             5,561          3,823
Long-term debt                                    26,347         21,200
Trading liabilities                                3,329          2,334
Other liabilities                                  9,635          6,214
--------------------------------------------------------------------------------
Total liabilities                                172,861        167,320
--------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
Preferred stock                                      566            691
Common stock                                      14,387         13,862
--------------------------------------------------------------------------------
Total stockholders' equity                        14,953         14,553
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity     $ 187,814      $ 181,873
================================================================================

                                                    FLEETBOSTON FINANCIAL
                                             CONSOLIDATED AVERAGE BALANCE SHEETS
                                                       ($ IN MILLIONS)


                                                      March 31, 2000                  March 31, 1999
                                                      --------------                  --------------

                                                   Balance         Rate            Balance        Rate
-----------------------------------------------------------------------------------------------------------------------
ASSETS:
Securities                                       $  24,237         6.50%         $  23,896         6.36%
Loans and leases                                   119,650         9.30            115,136         8.89
Mortgages held for resale                            1,198         8.08              3,867         6.86
Due from brokers/dealers                             3,922         5.27              3,404         4.41
Other earning assets                                16,680         5.74              9,901         6.15

       Total interest-earning assets               165,687         8.43%           156,204         8.18%
------------------------------------------------------------------------------------------------------------------------
Reserve for credit losses                           (2,536)          --             (2,444)         --
Other assets                                        35,176           --             29,200          --
------------------------------------------------------------------------------------------------------------------------
Total assets                                     $ 198,327           --          $ 182,960          --
========================================================================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
       Savings - Domestic                        $  46,563         2.44%         $  46,824         2.16%
       Time - Domestic                              25,212         5.08             28,780         5.11
       International                                16,924         7.06             16,271         7.10
------------------------------------------------------------------------------------------------------------------------
             Total interest-bearing deposits        88,699         4.07             91,875         3.96
------------------------------------------------------------------------------------------------------------------------
Short-term borrowings                               25,990         5.63             21,444         4.92
Due to brokers/dealers                               5,062         5.39              3,865         4.12
Long-term debt                                      25,608         6.65             18,726         6.07
------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities        $ 145,359         4.85%         $ 135,910         4.41%
========================================================================================================================

       Net interest spread                            --           3.58%              --           3.77%
========================================================================================================================

Demand deposits and other noninterest-
  bearing time deposits                          $  25,308            --         $  23,911          --
Other liabilities                                   12,901            --             8,774          --
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                  183,568            --           168,595          --
------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                14,759            --            14,365          --
------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity       $ 198,327            --         $ 182,960          --
========================================================================================================================

Net interest margin                                   --           4.18%              --           4.35%
========================================================================================================================


                             FLEETBOSTON FINANCIAL
                              FINANCIAL HIGHLIGHTS


================================================================================
                                                         Three Months Ended

                                                       March 31,    March 31,
                                                         2000         1999
--------------------------------------------------------------------------------
FOR THE PERIOD ($ IN MILLIONS)
Net Income - operating (a)                          $     808      $   661
Divestiture Gains/Integration charges, net of tax         149           --
Net Income - reported                                     957          661
Total Revenue (a)                                       4,079        3,239
Total Expense (a)                                       2,412        1,935
Provision for Credit Losses                               300          219

PER COMMON SHARE
Earnings per share - operating (a)                  $     .87      $   .68
Earnings per share - reported                            1.03          .68
Cash earnings per share - operating (a)                   .93          .75
Cash dividends declared                                   .30          .27
Book value (period-end)                                 15.93        15.07

AT PERIOD-END ($ IN BILLIONS)
Assets                                              $   187.8      $ 181.9
Loans                                                   117.4        116.4
Deposits                                                109.2        116.1
Total stockholders' equity                               15.0         14.6

RATIOS
Return on average assets (a)                             1.63%       1.44%
Return on common equity (a)                             22.59        18.92
Net interest margin                                      4.18         4.35
Efficiency ratio (a)                                     59.1         59.7
Total equity/assets (period-end)                          8.0          8.0
Tangible common equity/assets                             5.6          5.4
Tier 1 risk-based capital ratio                           6.9          6.8
Total risk-based capital ratio                           11.4         11.2

ASSET QUALITY ($ IN MILLIONS)
Nonperforming assets                                $     886      $   662
Reserve for credit losses                               2,477        2,481
Nonperforming assets as a % of loans                      .75%         .57%
Reserve for credit losses to period-end loans            2.11         2.13
Reserve for credit losses to nonperforming loans          295          397
Net charge-offs/average loans                             .92          .76
================================================================================

(a) Excludes the impact of divestiture gains and merger and integration charges.